Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Sterling Check Corp.

6150 Oak Tree Boulevard, Suite 490

Independence, Ohio 44131

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 28, 2024, to the Board of Directors of Sterling Check Corp. (“Sterling”), as Annex G to, and reference to such opinion letter under the headings “Summary—Opinion of Sterling’s Financial Advisor,” “The Transaction—Background of the Transaction,” “The Transaction —Sterling’s Reasons for the Transaction; Recommendation of the Sterling Board of Directors” and “The Transaction—Opinion of Sterling’s Financial Advisor” in, the information statement/prospectus relating to the proposed merger involving Sterling and First Advantage Corporation (“First Advantage”), which information statement/prospectus forms a part of the Registration Statement on Form S-4 of First Advantage (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

April 29, 2024